NEWS RELEASE

Contact:	David Kimichik	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	SVP – Finance	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST COMPLETES $18.2 MILLION FINANCING
ON RESIDENCE INN JACKSONVILLE AND
RESIDENCE INN HARTFORD – MANCHESTER

Over $287 Million in New Loans and Refinancings Completed in 2013
DALLAS, December 23, 2013 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has successfully closed mortgage loans totaling $18.2 million on the Residence Inn Jacksonville Butler Boulevard and the Residence Inn Hartford - Manchester, with both loans now set to mature in January 2024.
The previous $6.4 million loan balance on the Residence Inn Jacksonville has been refinanced with a new $10.8 million loan, with a 10-year term that provides for a fixed interest rate of 5.49% and is non-recourse. The refinance resulted in excess net proceeds of approximately $4.0 million, which will be added to the Company’s unrestricted cash balance. As a result, this refinancing was neutral to the Company on a net debt basis.
The new financing on the Residence Inn Hartford - Manchester includes a $7.4 million loan, also with a 10-year term. The new loan provides for a fixed interest rate of 5.49% and is non-recourse. Ashford has an 85% ownership interest in the property, with Interstate Hotels & Resorts holding the remaining 15%. Terms described in this press release refer to 100% of the loan indebtedness unless otherwise indicated. This property was previously unencumbered, and the excess loan proceeds above typical closing costs and reserves were distributed to the partners on a pro rata basis.

Ashford Trust’s share of the excess proceeds was approximately $6.0 million, which will be added to the Company’s unrestricted cash balance. As a result, this refinancing was neutral to the Company on a net debt basis.
“This latest financing represents over $287 million in new loans and refinancings that Ashford Trust has completed in 2013,” said Monty J. Bennett, Ashford Trust's Chairman and Chief Executive Officer. “Our team always looks for creative ways to increase shareholder value, including opportunistic transactions such as these. By leveraging attractive debt market conditions, we generated excess proceeds to further strengthen our liquidity position.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust's filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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